Exhibit 99.1

AspenBio Pharma Progress Update

October 15, 2009

Dear Fellow Shareholders,

This has been an exciting year for AspenBio Pharma and I would like to take this opportunity to provide you an update on our progress and plans for the months ahead.

Before deciding to join AspenBio about eight months ago, I spent considerable time assessing the potential of both its human and animal product pipeline—especially AppyScore™ —as well as the resources and capabilities within the company.

Since then, I have had the opportunity to delve more deeply into each of these areas, and my enthusiasm about the potential of AspenBio has only increased over time. I remain confident our products can make a meaningful impact both clinically and scientifically, and in doing so, provide due rewards to those who have supported the company throughout its development.

We’ve been making tremendous progress in our mission and I would like to highlight some of our operational accomplishments and plans, and then discuss our progress and plans related to AppyScore and animal reproductive health, specifically.

Organizational Highlights and Goals

Prior to my arrival, AspenBio had already begun to strengthen its leadership with the addition of several highly qualified and experienced board members. The makeup of the board was an influencing factor in my decision to join the company, and their contribution has played an important role in accelerating our progress.

This has affirmed my belief that to build a successful company and create appreciable value for shareholders, it is imperative we assemble the best talent and resources possible. This includes appointing individuals for each mission critical leadership role who actually “have done this before.”

This approach also makes our organizational goals fairly straight forward:

1. Build a highly qualified management team to make the best decisions while executing our strategy;

2. Where necessary, source complementary outside talent that has significant domain expertise; and finally,

    3. Provide this team with the appropriate structure and support to succeed.

Over the past several months we have successfully added internal and external talent with these qualifications. I am very pleased with the capabilities of the current team we have assembled. We have also continually evaluated our needs for support and resources to ensure continued progress, and such evaluation has included the capitalization of the company to ensure we have the funding to achieve our goals.

The executive team, working with outside professional advisors, recently completed a strategic plan which has been reviewed with and is supported by our Board of Directors. In this plan we:

•  Assessed and identified various go-to-market options and defined a commercialization plan supported by market studies and a detailed forecast model;

•  Defined product development milestones and supply initiatives for AppyScore to ensure that, with FDA approval, the product will be in a position to be delivered with the  performance characteristics desired;

•  Reevaluated and refocused our regulatory strategy and pathway;

•  Laid out and prioritized a multigenerational product development plan for AppyScore;

•  Better defined the animal health business opportunity and leadership strategy so that we could begin further co-development discussions with possible interested parties including our strategic partner, Novartis Animal Health;

•  Identified important organizational and talent gaps which have now been substantially filled  for the key leadership positions; and

•  Built a business model with a road map focused on performance and enhancing shareholder value.

We recognize that with any product development company there are risks associated with achieving its objectives. But with the organization we are putting in place, we are confident our management team has the experience and ability to mitigate risk and achieve success.

To support the business plan we recently announced the completion of the sale of 5,155,000 common shares, generating gross proceeds of approximately $8.8 million.  We believe that this funding was an important step for the company to take.  The offering proceeds restore our cash position to almost 20 months at our current burn rate and provide a cushion to allow us to focus on and work towards achieving FDA regulatory clearance of the AppyScore product.

AppyScore

One of AspenBio’s key value drivers is the potential power of the AppyScore patented assay to change medical practice in the diagnosis and / or evaluation of human appendicitis patients around the world.

In December 2008, the pivotal trial for AppyScore was completed, and in June of this year we filed the Premarket Notification 510(k) with the U.S. Food and Drug Administration (FDA) for the AppyScore ELISA test.

In August, we received a request from the FDA for additional information related to this 510(k) application. In consultation with our regulatory consultants, Becker & Associates Consulting, and prior to the 510(k) application filing, we had determined the FDA might request additional data and information. We also concluded that we might want additional research data for our future commercial product claims. To ensure we would be in a position to provide the FDA with responses to any requests, and be on the best track toward commercialization, we decided to proceed proactively with certain additional analyses and testing, including supplemental trial work, all of which are underway.

This additional analysis and testing was started in parallel with the FDA’s initial review, and the implementation of the new study is proceeding as planned. While we cannot guarantee the outcome or that the additional information we will be providing to the FDA will successfully address all of their inquiries, we believe we are well positioned to do so.

In June 2009, we formed a Medical Advisory Board (MAB) for AppyScore. The independent members of our MAB are recognized leading thinkers and innovators in the fields of surgery, emergency medicine, health research and policy—the disciplines most directly involved with diagnosing and treating appendicitis.

Our MAB members, along with our market research and pricing study consultants, continue to support our belief that AppyScore, upon FDA approval and product launch, will fill a significant unmet need in the evaluation and management of patients suspected of having appendicitis, particularly aiding in the rule out of those without the disease. This belief has been further affirmed by the direct feedback from emergency department physicians, surgeons, and insurance providers, as well as other key opinion leaders in our industry.

While we continue to advance the work needed to respond to the FDA’s inquiries on our 510(k) submission for our AppyScore ELISA test, we are also advancing the development of AppyScore in a cassette and instrument format. This is the product format that we plan to ultimately launch as the commercial product following its FDA clearance.

The rapid assay cassette and instrument system offers many features and benefits over an ELISA-based test, including:

•  Rapid results as compared to the ELISA test process;

•  Integratable to a hospital’s Laboratory Information System (LIS); and

•  A simplified format that significantly reduces operator dependence and corresponding   potential for errors.

We plan to commence clinical trials in early 2010 using the rapid assay cassette and then in mid to late 2010, submit a separate 510(k) for this system using the ELISA format of the AppyScore test as the predicate device, assuming the ELISA test has received clearance.

We are planning for a cassette and reader commercial product launch following FDA clearance of our cassette and reader system.

Over the past 60 days we have added two key individuals to assist AspenBio in advancing the cassette and reader on its path to commercialization.  Greg Bennett was added as Vice President of Product Development and Manufacturing and brings 25 years of experience in product design and development focused in cassette and instrument test formats, most recently heading Cholestech’s operations following Cholestech’s acquisition by Inverness Medical Innovations, Inc., in 2007.   Dr. Mary Nunnally joined us as Vice President - Quality with approximately 20 years experience in quality and operations management in the medical device, biomedical research product and pharmaceutical industries.

As part of the strategic plan process described above, we evaluated the product commercialization options, and have concluded that marketing AppyScore initially in the US with our own or a contracted sales force is the best commercialization strategy. Marketing focused on the top 30 US metropolitan areas (which represent more than 40% of the potential market) appears very manageable, and by going direct we can maximize the pricing potential and profit opportunity. With this in mind, we anticipate completing related manufacturing and supply agreements with leading manufacturers by the end of the year.

We recognize that this will not be easy or inexpensive. However, in conjunction with a comprehensive plan to reach the key opinion leaders, including physicians, policy makers, payers, providers, and most importantly, patients, we believe we can fully capitalize on this substantial market opportunity. Most importantly, this strategy has the highest potential to create the best value for our shareholders.

Animal Health

As a general rule, the animal health sector is not as highly valued in the public market place as the human health sector. However, the regulatory approval process and cost of development for animal drugs and diagnostics are less onerous than for human-directed products and services.

To provide leadership in the animal health sector of AspenBio’s business we have just announced that we have added Dr. Andy Peters as Vice President of Animal Health.  Dr. Peters’ 30 years of experience in the animal health market includes significant experience successfully completing regulatory, business development, strategic alliance and technology transfer activities. Dr. Peters recently spent eight years with Pfizer Animal Health.  We believe that under his dedicated leadership the value associated with the animal health drugs that AspenBio has will become better recognized.

The first two recombinant drugs we expect to commercialize have been licensed to Novartis Animal Health (NAH), a unit of Novartis (NYSE: NVS), for co-development and worldwide market distribution. These drugs are designed to enhance bovine reproduction.  Under the leadership of NAH, BoviPure LH™ and BoviPure FSH™ are steadily progressing toward FDA clearance for animal drugs, and we are achieving key milestones.

In addition to the work being done with NAH on the bovine species, we have evaluated and ranked the market potential of other animal species of commercial interest and are currently in the development of recombinant LH and FSH drugs for those top ranked species. We are also developing an expanded strategy for advancing our animal health business to further capitalize on these unique single-chain reproductive drugs which were developed by Dr. Irving Boime and licensed from Washington University in St. Louis.

To assist in advancing and making decisions regarding the animal product development and commercialization strategy, we are reshaping our Animal Health Scientific Advisory Board to bring on more thought leaders and opinion makers in animal reproductive science. We expect to announce these new appointments in due course.

Given our progress and plans in all of these areas of our business, I am very optimistic the coming months will continue to bring major milestones for AspenBio Pharma.

I would like to thank you for your continued support of AspenBio and the positive vision we share for the future.  For those interested in following our progress we do maintain a power point presentation that is updated periodically as developments arise which you can view on our website under the investors/company overview section.   If you would like to view a recent investor webcast of a presentation that I made to investors, please log onto the link:
http://www.wsw.com/webcast/tep16/appy/

I look forward to seeing you at the annual shareholders’ meeting later this year.

Sincerely,

Daryl Faulkner
Executive Chairman and CEO